UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2011

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 East Grand Ave.

South San Francisco, California 94080

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) The position of Lupe M. Rivera, Executive Vice President, Operations of Exelixis, Inc. (the “Company”), was eliminated as of September 28, 2011, and Ms. Rivera’s layoff as an employee of the Company became effective as of that date (the “Separation Date”).

(e) In connection with the elimination of Ms. Rivera’s position, the Company and Ms. Rivera entered into a Severance/Consulting Agreement and Release (the “Separation Agreement”) dated September 28, 2011. Pursuant to the Separation Agreement, in exchange for Ms. Rivera’s release of certain claims, the Company agreed (i) to make a cash severance payment to Ms. Rivera in the amount of $306,500, less required withholdings, (ii) to make a $168,500 cash payment to Ms. Rivera as a transition payment, (iii) to make a $30,000 cash payment to Ms. Rivera to aid her transition and to obtain outplacement services and (iv) to pay the COBRA premiums necessary to continue Ms. Rivera’s current health insurance coverage until the earlier of eight months after the Separation Date or such time as Ms. Rivera becomes eligible for similar health insurance through another employer.

Under the Separation Agreement, Ms. Rivera may consult for the Company for a period of up to nine months after the Separation Date at an hourly rate of $200, which consulting period is terminable at any time by Ms. Rivera or by the Company for cause (the period of time Ms. Rivera is retained as a consultant, the “Consulting Period”). All outstanding stock options and restricted stock units previously granted to Ms. Rivera under the Company’s equity incentive plans will continue to vest during the Consulting Period. Ms. Rivera will be entitled to exercise such vested stock options until the earlier of the date which is six months after the end of the Consulting Period and the original expiration date of each option. The Separation Agreement will become effective on the eighth day following Ms. Rivera’s execution thereof, unless revoked by Ms. Rivera prior thereto.

The foregoing summary of the Separation Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EXELIXIS, INC.

Date: September 28, 2011	/s/ James B. Bucher
James B. Bucher Vice President, Corporate Legal Affairs and Secretary